Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 21, 2024 relating to the financial statements of CARGO Therapeutics, Inc., appearing in the Annual Report on Form 10-K of CARGO Therapeutics, Inc. for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

San Francisco, California

March 12, 2025